November 25, 2000

Dear Stockholder:

It is our pleasure to invite you to the Annual Meeting of Stockholders of Webco Industries, Inc. to be held on Wednesday, December 6, 2000, at 3:00 p.m. (Central Standard Time), at 9101 West 21st Street, Sand Springs, Oklahoma.

Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

We sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to your attendance.

Sincerely,

F. William Weber

Chairman

WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held December 6, 2000

Notice is hereby given that the Annual Meeting of Stockholders of Webco Industries, Inc. (the "Company") will be held at 9101 West 21st Street, Sand Springs, Oklahoma, on Wednesday, December 6, 2000, at 3:00 p.m. (Central Standard Time) for the following purposes:

  to elect two directors of the Company;
  to consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants of the Company; and
  to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on October 27, 2000 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

Michael P. Howard,

Assistant Secretary

November 25, 2000

WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

December 6, 2000

This Proxy Statement is furnished to the stockholders of Webco Industries, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, December 6, 2000, at the offices of the Company at 9101 West 21st Street, Sand Springs, Oklahoma, at 3:00 p.m. (central standard time), and any adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about November 25, 2000.

Only stockholders of record at the close of business on October 27, 2000, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date the Company had outstanding 7,073,723 shares of common stock, par value $.01 per share (the "Common Stock"), which are the only securities of the Company entitled to vote at the stockholders meeting. Each share of Common Stock is entitled to one vote. Voting rights are non-cumulative. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a particular matter, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote FOR the election of the nominees for director listed herein and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants of the Company for the current year. Directors are elected by plurality vote (i.e., the nominee receiving the highest number of affirmative votes of the shares voting for the board seat under consideration will be elected). The ratification of the re-appointment of PricewaterhouseCoopers LLP will require the affirmative vote of a majority of the shares of Common Stock voting on the proposal. Abstentions and broker non-votes will not be counted as votes cast on any matter to which they relate.

The Board of Directors does not know of any other matter that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless, at any time prior to voting of the proxy, the stockholder so attending the meeting notifies the Secretary of the Company, in writing, of his or her withdrawal of the proxy.

The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses.

Security Holdings of Principal Stockholders, Directors and Executive Officers

The table below sets forth the beneficial ownership of the Common Stock as of July 31, 2000 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers of the Company, including the executive officers named in the "Summary Compensation Table" below, and (iv) all directors and executive officers of the Company as a group.

                                                                                                                        Amount and Nature
                                                                                                                        of Beneficial                             Percent
Name                                                     Position                                              Ownership                               of Class
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
F. William Weber                                  Chairman of the Board and Chief        2,081,888 (1)                         29.4%
                                                              Executive Officer
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Dana S. Weber                                     Vice Chairman of the Board,               820,987 (3)                           11.6
                                                              President, Chief Operating Officer
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Kimberly A.W. Frank                           Assistant Secretary                             401,686 (3)                            5.7
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Robert N. Pressly                                 Retired Officer of Company               385,000 (4)                             5.4
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Christopher L. Kowalski                      Director and President of Phillips &    415,000 (4)                              5.9
                                                             Johnston, Inc.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Kenneth E. Case                                  Director                                               12,000 (2)                                *
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Frederick C. Ermel                               Director                                              19,000 (2)                                 *
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Bradley S. Vetal                                   Director nominee                                  -                                               *
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
H. Lee Beard                                      Chief Information Officer,                     80,225 (2)                              1.1
                                                            Vice President - Management
                                                            Systems
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
David E. Boyer                                   Vice President - Sales & Marketing,     121,814 (2)                             1.7
                                                            and Secretary
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Troy Kuske                                          Vice President QuikWater                    4,000 (2)                                 *

Heartland Advisors, Inc. Institutional     Investor                                                475,500 (5)                           6.7
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Michael P. Howard                              Chief Financial Officer, Vice                59,329 (2)                               *
                                                             President - Finance and Administration,
                                                             Treasurer and Assistant Secretary
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Stuart D. Keeton                                  Vice President and General Manager - 38,911 (2)                              *
                                                             Stainless Products Division
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
William F. Obermark                            Vice President and General Manager - 107,601 (2)                            1.5
                                                             Southwest Tube Division
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Rodney W. Watkins                             Vice President and General Manager - 5,600 (2) *
                                                             Oil City Division
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Wellington Management Institutional      Investor                                                505,300 (6)                           7.1
                                                             Company, LLP
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Randyl D. Watson                                Vice President and General Manager   - 4,200 (2)                               *
                                                             Oil City Division
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Thomas M. Willey                                Vice President -                                    42,396 (2)                             *
                                                             Materials Management
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
All directors and executive                                                                                  4,614,640                            65.2
officers of the Company as a
group (seventeen persons)

* - Less than 1%
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

  F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank (the "Weber Family") each hold his or her shares in a revocable living trust. F. William Weber and Martha A. Weber are husband and wife and are co-trustees of the trusts established by each other. Certain members of the Weber Family (F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank) may be deemed to be a "group," as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and to share beneficial ownership of the shares owned by each other member of the Weber Family. Each member of the Weber Family disclaims beneficial ownership of the shares owned by each other member of the Weber Family, except Mr. and Mrs. F. William Weber as to the shares owned by the other (shares shown in the table for each member of the Weber Family do not include shares as to which beneficial ownership is disclaimed as aforesaid). In addition, members of the Weber Family disclaim beneficial ownership of certain shares included in those shown for them in the table, as follows: Mr. and Mrs. F. William Weber disclaim beneficial ownership of 262,648 shares held in an irrevocable trust, of which they are the trustees, for the benefit of Ashley R. Weber; Dana S. Weber disclaims beneficial ownership of 2,800 shares held in an irrevocable trust, of which she is the trustee, for the benefit of the children of Kimberly A.W. Frank; and Kimberly A.W. Frank disclaims beneficial ownership of 4,600 shares held in an irrevocable trust, of which she is a co-trustee, for the benefit of the child of Dana S. Weber. The address of each such stockholder is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.
  Includes shares of Common Stock that directors and executive officers had the right to acquire on September 30, 2000 as follows: Dana S. Weber, 19,200; Kimberly A.W. Frank, 800; Dr. Kenneth E. Case, 10,500; Frederick C. Ermel, 12,000; H. Lee Beard, 22,800; David E. Boyer, 22,800; Troy Kuske, 4,000; Michael P. Howard, 9,200; Stuart D. Keeton, 22,800; Thomas M. Lewis, 22,800; William F. Obermark, 22,800; Rodney W. Watkins, 5,600, Randyl D. Watson 4,200 and Thomas M. Willey, 22,800.
  See Footnotes (1) and (2) above.
  The address of Robert N. Pressly and Christopher L. Kowalski is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.
  According to Schedule 13G dated January 27, 2000. The address of Heartland Advisors, Inc. is 790 North Milwaukee, WI 53202.
  According to letter from Wellington dated October 26, 2000. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

ELECTION OF DIRECTORS

The Board of Directors is presently composed of six members, four of whose terms as directors continue past the date of the Annual Meeting. At the Annual Meeting two directors are to be elected, and they are to hold office for a three-year term and until their successor has been elected and qualified. If the nominees should become unavailable for any reason, which is not anticipated, the proxy will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting, or, if no substitute is selected by the Board of Directors prior to or at the meeting, for a motion to reduce the membership of the Board of Directors to the number of remaining directors. The nominees for director will be elected by a plurality of the votes cast (i.e. the nominee for the board seat being considered receiving the highest number of affirmative votes of the shares voting will be elected).

Nominees for Election at the Annual Meeting
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Name                                        Age                         Positions with Company                                  Director Since
Christopher L. Kowalski            47                           Director, President of Phillips &                      1998
                                                                                 Johnston, Inc.
Bradley S. Vetal                        44                           None - Director nominee                                 N/A
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Directors Whose Terms Continue

Name                                         Age                         Positions with Company                                  Director Since
F. William Weber                      74                            Chairman of the Board and Chief                    1969
                                                                                  Executive Officer
Dana S. Weber                         43                            Vice Chairman of the Board,                           1990
                                                                                  President and Chief Operating
                                                                                  Officer
Dr. Kenneth E. Case                 56                            Director                                                          1995
Frederick C. Ermel                   58                            Director                                                           1993
                                                                                 Executive Officers who are not Directors
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Name                                        Age                         Positions with Company                                  Officer Since

H. Lee Beard                           58                            Chief Information Officer and Vice                   1987
                                                                                 President - Management Systems
David E. Boyer                        41                            Vice President - Sales and Marketing,              1992
                                                                                 and Secretary
Michael P. Howard                 37                             Chief Financial Officer, Vice President -           1997
                                                                                 Finance and Administration, and Treasurer
Stuart D. Keeton                     42                             Vice President and General Manager -             1995
                                                                                 Stainless Products Division
Troy Kuske                             39                             Vice President and General Manager               1998
                                                                                 QuikWater Division
William F. Obermark               59                             Vice President Corporate Development           1984
Rodney W. Watkins                34                             Vice President and General Manager -             1999
                                                                                  Oil City Division
Randyl D. Watson                   34                              Vice President and General Manager -             1999
                                                                                  Southwest Tube Division
Thomas M. Willey                   58                              Vice President - Materials Management            1995
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
F. William Weber is Chairman of the Board and Chief Executive Officer of the Company, positions he has held with the Company or its predecessors since founding the Company in 1969. Mr. Weber's term as a Director of the Company expires in December 2002. Mr. Weber also serves on the Advisory Board of Selco Industries Corporation, Inc., a privately-held manufacturer of promotional timepieces, and is Chairman of the Board of Custom Containers International ("C-CAM"), a company owned by the Weber Family which manufactures intermodal tank containers and fabricates other metal products, and Diversified Plastics, Inc. ("Diversified"), a company owned by F. William Weber which primarily manufactures plastic access panels and performs some packaging services. Mr. Weber is not actively involved in the day-to-day operations of C-CAM or Diversified.

Dana S. Weber became President of the Company in June 1995, and is also Vice Chairman of the Board and Chief Operating Officer, positions she has held since June 1990. Ms. Weber's term as a Director of the Company expires in December 2002. Ms. Weber was the acting Chief Financial Officer of the Company from August 1994 to July 1995. Ms. Weber served as Chief Financial Officer and Treasurer of the Company from 1986 to June 1990. Ms. Weber has been with the Company or its predecessors in various positions since 1977. Ms. Weber also serves on the Board of C-CAM, but has not been actively involved in the day-to-day operations of C-CAM since March 1, 1994. Ms. Weber is the daughter of F. William Weber.

Dr. Kenneth E. Case has been a Director of the Company since July 1995. Dr. Case's term as a Director of the Company expires in December 2001. Dr. Case is a Regents Professor of Industrial Engineering and Management and has been at Oklahoma State University since August 1975. He is a licensed professional engineer and was named the Outstanding Engineer in Oklahoma in 1987. His primary specialties are in the fields of quality and reliability. Dr. Case was a Senior Examiner on the Malcolm Baldrige National Quality Award from 1988 to 1990, and on the Panel of Judges from 1991 to 1993. He is a member of the National Academy of Engineering and the International Academy for Quality. He is a Fellow and past president of the Institute of Industrial Engineers and a Fellow of the American Society for Quality Control. Dr. Case has also been project director on over twenty sponsored research projects and has published over 100 articles and co-authored three books.

Frederick C. Ermel has been a Director of the Company since November 1993. Mr. Ermel's term as a Director of the Company expires in December 2001. Since September 1990, Mr. Ermel has been President of the Carreden Group, Inc., an investment banking firm and registered broker-dealer. From January 1980 to September 1990, Mr. Ermel was a Managing Director of PaineWebber, Inc., a brokerage and investment banking firm.

Bradley S. Vetal, age 44, is currently nominated to fill the Director position vacated by the resignation of Neven C. Hulsey. Mr. Vetal has served as Chief Executive Officer, President, and Director of Matrix Service Company since March 1999. Mr. Vetal has been with Matrix since January 1987 and has served as President of Matrix Service, Inc. since June 1, 1992. From June 1996 to March 1999 Mr. Vetal was Vice President-Tank Division of Matrix Service Company and from June 1991 through May 1992, Mr. Vetal served as Vice President of Eastern Operations of Matrix Service Mid-Continent, Inc. Mr. Vetal graduated Cum Laude from the University of Michigan with a degree in Mechanical Engineering. Matrix is publicly traded on the Nasdaq National Market System.

Christopher L. Kowalski joined the Company and was elected to fill a vacancy on the board of directors, effective with the closing of the merger between the Company and Phillips & Johnston, Inc. ("P&J"), in June 1998. Mr. Kowalskis term as a director of the Company will expire in December 2000. Mr. Kowalski was a 50% owner of P&J prior to the merger. Mr. Kowalski joined P&J in 1979 and has served as its president since 1987. Prior to his employment with P&J, Mr. Kowalski worked for Central Steel & Wire, Inc.

H. Lee Beard is Vice President of Management Systems and has been with the Company since November 1987. Mr. Beard has been in the specialty tubing industry since 1979. Mr. Beard was the Chief Executive Officer of C-CAM from April 1989 to January 1990.

David E. Boyer is Vice President of Sales and Marketing and has held that position since July 1992. Mr. Boyer became Secretary of the Company in November 1993. Mr. Boyer previously served as General Manager-Stainless Division from June 1991 to July 1992; as Product Manager, Stainless Products, from February 1989 to June 1991; and in various other positions with the Company since 1984. Mr. Boyer is a Fall 1998 graduate of the Program for Management Development at Harvard University.

Michael P. Howard joined the Company as Chief Financial Officer and Vice President of Finance and Administration in January, 1997. Mr. Howard was Vice President of Finance and Administration and Chief Financial Officer for Multimedia Games, Inc. from January 1996 to January 1997. From May 1985 to January 1996 Mr. Howard was with the international accounting firm of Coopers & Lybrand LLP, where he worked in the Business Assurance Group and served as the audit manager on the Company's audit during five years of that period. Mr. Howard is a Certified Public Accountant.

Stuart D. Keeton has been Vice President and General Manager of Stainless Products since November 1995. Mr. Keeton had previously been the General Manager of Stainless Operations from July 1992 to November 1995, and has been with the Company in various positions since December 1980.

Troy Kuske has been Vice President and General Manager of the QuikWater Division since October 1999. From December 1996 to October 1999, Mr. Kuske was QuikWater's West Coast Regional Manager. From 1990 until joining QuikWater in 1996, Mr. Kuske was president of Accent C&M, a residential construction remodeling company located in Tulsa, Oklahoma.

William F. Obermark is the Vice President of Corporate Development, a position he has held since December 1998. From November 1995 until 1998, he was the Vice President and General Manager of the Southwest Tube Division. Mr. Obermark previously was Vice President of Engineering, a position he had held with the Company since June 1984. Mr. Obermark has been with the Company in various positions since 1980, and has been in the specialty tubing industry since 1969.

Rodney W. Watkins has been the Vice President and General Manager of the Oil City Tubing Division since January 2000. Mr. Watkins previously served as the General Manager and Maintenance Engineering Manager in Oil City. Mr. Watkins has been with the Company since 1990.

Randyl D. Watson was named the Vice President and General Manager of the Southwest Tube Division in Sand Springs in January 2000. From 1998 to January 2000, Mr. Watson was the General Business Manager of Weld Mill Operations and then all Operations at Southwest Tube. From 1993 to 1997, Mr. Watson was the Chief Engineer and Plant Manager for Southwestern Pipe in Houston Texas. In addition to his current tenure, Mr. Watson was employed by the Company as its Production Engineering Manager in Sand Springs from 1989 to 1993 when he left to join Southwestern Pipe.

Thomas M. Willey has been Vice President of Materials Management since March 1995. Mr. Willey has been with the Company in various purchasing and materials acquisition and management positions since May 1980.

The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible and that one class shall be elected each year and serve for a three-year term. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

Meetings of Board of Directors

During the fiscal year ended July 31, 2000, the Board of Directors held four meetings. During that period no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director, and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during the period.

Board Committees Meetings and Membership

The Company has an Audit Committee of the Board of Directors whose members were: Dr. Kenneth E. Case, Frederick C. Ermel (Chairman) and Neven C. Hulsey; and a Compensation Committee whose members were: F. William Weber, Dr. Kenneth E. Case, Frederick C. Ermel and Neven C. Hulsey.

Upon his election to the Board of Directors, Mr. Bradley S. Vetal will join the Audit Committee and Compensation Committee in replacement of Mr. Hulsey, who resigned from the Board of Directors and all related committees on November 13, 2000.

The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial matters. In March 2000, the Audit Committee adopted and the Board approved an audit committee charter to meet new Securities and Exchange Commission regulation. A copy of the charter accompanies this report. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the Company's 1994 Stock Incentive Plan. The Audit Committee held two meetings in fiscal 1999, and the Compensation Committee held three meetings in fiscal 1999. (See "Report of Compensation Committee" and "Report of Audit Committee".)

Directors' Compensation

Pursuant to the Company's 1994 Stock Incentive Plan (the "Plan"), each director who is not an employee of the Company receives an initial grant (either on the date the Plan was adopted or on the date such person first becomes a director) of options to purchase 3,000 shares of Common Stock. Thereafter, each outside director, on January 1 of each year, will receive options to purchase 1,500 shares of Common Stock. All such options will be exercisable at the fair market value at the date of grant, commencing six months after the date of grant. In fiscal 2000, each of Messrs. Case and Ermel received options to purchase 1,500 shares of Common Stock at a price of $3.31 per share. Outside directors who are not members of the Compensation Committee are also eligible for discretionary grants under the Plan. In addition, directors of the Company who are not employees receive directors' fees of $10,000 per year and $1,500 for each Board meeting or committee meeting attended in person ($2,000 if such director is the Chairman of the Board or the committee) and $500 (or $1,000, for the Chairman) for each meeting attended by telephone. Outside directors also receive reimbursement of all out-of-pocket expenses related to meetings attended. Officers of the Company who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of the Company.

RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has appointed PricewaterhouseCoopers LLP, the Company's independent certified public accountants, to audit the books and records of the Company for fiscal year 2001.

Representatives of PricewaterhouseCoopers LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth the cash compensation paid or accrued by the Company for services rendered during fiscal 2000 to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company, whose compensation exceeded $100,000 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE
 Annual Compensation

                                                                                                                                             Other Annual

Name and Principal Position      Year                   Salary                                    Bonus                  Compensation
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
F. William Weber                       2000                 $ 422,700                              $ -                      $ -
Chairman of the Board               1999                  434,300                               192,000 (6)             -
and Chief Executive Officer        1998                  425,400                               157,000 (4)             -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Dana S. Weber                          2000                 $ 254,000                              $ -                       $ 10,000 (2)
Vice Chairman of the Board,      1999                    265,300                                112,000 (6)           20,000 (2)
President and Chief
Operating Officer                       1998                     252,500                                20,000                 9,600 (2)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Christopher L. Kowalski (5)       2000                $ 200,000                               $ 68,000              $ 5,800 (1)
Director, President of Phillips      1999                   200,000                                  18,600                 5,800 (1)
& Johnston, Inc.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
David E. Boyer                           2000               $ 115,700                                $ -                        $ -
Vice President Sales                   1999                   115,200                                  72,000 (6)             -
and Marketing, Secretary
                                                   1998                  107,000                                 -                             20,000 (2)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Michael P. Howard                    2000                $ 115,300 (3)                           $ -                        $ -

Vice President Finance               1999                   115,000 (3)                             57,700 (6)             9,000 (2)
& Admin., Treasurer and
Chief Financial Officer                1998                   116,650 (3)                             -                             9,000 (2)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

  Represents the aggregate amount paid by the Company for life insurance policies.
  Represents amounts paid by the Company for the person's benefit in respect of deferred compensation plans maintained for certain of the Company's executives.
  Fiscal years 2000, 1999 and 1998 include $8,400, $8,400 and $5,300, respectively, subsequently repaid to the Company as interest on outstanding advances totaling $175,000, $175,000 and $147,000, respectively, at July 31, 2000, 1999 and 1998, respectively. (See "Certain Transactions.")
  $125,000 of such bonus to Mr. Weber was paid pursuant to an arrangement whereby the bonus was based on a multiple of a measured increase in the market value of the Company's Common Stock. There were no such amounts paid in 2000 or 1999. See "Report of the Compensation Committee".
  Compensation information for Mr. Kowalski is presented for the period subsequent to the merger of Webco and Phillips and Johnston, Inc in June 1998.
  Bonus paid in fiscal year 1999 represents fiscal year 1998 performance award.

Employment Agreements and Termination of Employment Arrangements

Each of F. William Weber, Dana S. Weber, Christopher L. Kowalski and Michael P. Howard is employed pursuant to an agreement which terminates December 31,2002. The agreements provide for a base salary of $422,706 for Mr. Weber, $225,000 for Ms. Weber, $200,000 for Mr. Kowalski and $115,000 for Mr. Howard, subject to such increases as may be approved by the Compensation Committee, and the use of an automobile. Mr. Weber also receives reimbursement annually for the cost of certain life insurance policies, and the Company pays the cost of life insurance policies for Ms. Weber and Mr. Kowalski, as described in the footnotes to the Summary Compensation Table above. Upon the occurrence of a "change in control," each of the above will be entitled to receive an amount equal to three times the sum of his or her base salary plus the highest bonus paid to him or her in the prior three years (plus such amount as is necessary so that such payment is received net of any special or excise taxes), payable at such person's option in either a lump-sum or over three years with interest. A "change in control" is generally defined in the agreements to have occurred if (i) the Company consummates a merger in which the Company is not the surviving corporation or in which shares of Common Stock are converted into other property, other than a merger in which the holders of the Common Stock immediately prior to such merger have substantially the same proportionate ownership of Common Stock of the corporation surviving such merger, (ii) the Company sells, leases, exchanges, or transfers (in one or a series of related transactions) all or substantially all of its assets, (iii) the Company's stockholders approve a liquidation or dissolution of the Company, (iv) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan sponsored by the Company, becomes the beneficial owner of either (A) 51% of the Common Stock or (B) a greater percentage of the Common Stock than is held by the Weber Family, or (v) at any time during two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease to constitute at least a majority thereof, unless the election or nomination of each new director during such two-year period was approved by at least two-thirds of the directors then in office who were directors at the beginning of such two-year period.

Stock Options

The following table summarizes individual grants of options made during fiscal year 2000 to each of the Named Executive Officers:

Individual Option Grants in Last Fiscal Year

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                    Number of                  % of Total                                                                     Potential Realized
                                    Securities                   Options                                                                          Value at Assumed
                                    Underlying                  Granted to          Per Share                                            Annual Rate of Stock
                                    Options                      Employees          Exercise       Vesting  Expiration         Price Appreciation
Name                          Granted                      in Fiscal Year       Price            Period    Date                for Option Term
                                                                                                                                                                5%     10%
F. William Weber            -                                      -                  $-                 -             -                    $-          $-
Dana S. Weber               -                                      -                    -                 -             -                      -            -
Chris L. Kowalski           -                                      -                    -                 -             -                      -            -
David E. Boyer          6,000                                 3.4%               4.00            5 Yrs       9-30-09          13,000   33,000
Michael P. Howard    6,000                                3.4%                4.00            5 Yrs       9-30-09          13,000   33,000
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The following table shows the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of July 31, 2000. Also reported are the values for "in the money" options which represent positive spread between the exercise price of any such existing stock options and the fiscal year-end price of the Common Stock.

Aggregated Option Exercises in 2000

and Fiscal Year-End Option Values

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                                                                         Number of Securities                    Value of Unexercised
                                     Number of Securities                  Underlying Unexercised                Options at In-the-Money
                                     Underlying Options                    Options at Fiscal Year-End ( #)     Options at Fiscal Year-End ($ )
                                                                 Value
Name                             Exercised (#)      Realized ($)        Exercisable    Unexercisable       Exercisable       Unexercisable
F. William Weber                -                       -                         -                     -                       $ -                          $ -
Dana S. Weber                   -                       -                         19,200           12,800                 -                             -
Chris L. Kowalski               -                       -                          -                    -                          -                             -
David E. Boyer                   -                       -                         22,800            9,200                  -                             -
Michael P. Howard             -                       -                         15,600            16,400                -                             -

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Report of the Compensation Committee

The Compensation Committee (the "Committee") of the Board of Directors is comprised of the three non-employee directors and the Chief Executive Officer. The Committee is responsible for reviewing and making recommendations to the Board of Directors regarding the compensation and benefits of the Company's management personnel.

As discussed under "Employment Agreements and Termination of Employment Arrangements," the Company entered into employment agreements with F. William Weber, the Company's Chief Executive Officer, and Dana S Weber, the Company's Chief Operating Officer. Because the salary of Mr. Weber during fiscal 2000 has been solely pursuant to his employment agreement, the Committee has not formulated specific policies concerning compensation of the Chief Executive Officer. Based upon its review of the relationship between the salaries of Chief Executive Officers and Chief Operating Officers in comparable companies, the Compensation Committee has established a salary policy for the Chief Operating Officer whereby the base salary for that position is approximately 60% of the base salary of the Chief Executive Officer.

While decisions regarding salary levels for management personnel, other than the Chief Executive Officer and Chief Operating Officer, are determined by the Chief Executive Officer and the Chief Operating Officer (subject to review by the Committee), the Committee has established general policies designed to enable the Company to reward qualified management personnel and to provide long-term incentives. The Committee's philosophy is that the Company's goals are more likely to be achieved if final compensation is tied to the Company's performance during the year, and that long-term stock options are longer term incentives that are closely aligned with shareholder return. In fiscal 2000, 176,000 new options were granted to 190 employees and management personnel (68,000 of which were granted to 9 executives), as authorized by the Compensation Committee. The specific number of options granted was commensurate with the degree of responsibility of the grantee's position and the length of the grantee's employment. No options have been granted to the Chief Executive Officer.

The Committee has approved supplemental compensation plans for the Chief Executive Officer, Chief Operating Officer and other senior management personnel.

In order to incent the CEO and COO to operate the Company such that long-term shareholder value is maximized, the Committee awards an annual bonus to the CEO and COO that is equal to the increase in the market value of the Company's Common Stock at a measurement date over an established bonus base stock price times a multiple established by the Committee. The measurement date has been established as two weeks after the Company's fourth fiscal quarter earnings release and the bonus base stock price is typically the market value of the Company's Common Stock on the date the bonus multiple is set by the Committee. Upon payment of a bonus under the plan, the bonus base stock price changes to the stock price upon which the payment was made. Reductions in the bonus base stock price are not made during the measurement period for subsequent decreases in stock price. In 1997, the Committee established a bonus for the CEO on the above terms with a bonus multiple of 50,000 and a bonus base stock price of $5.75. In 1998, $125,000 was paid to the CEO as a bonus on the 1997 multiple and the bonus base stock price was increased to $8.25. In 1998, the Committee established an additional bonus for the CEO and an initial bonus for the COO with multiples of 16,000 and 10,000, respectively, each having a bonus base stock price of $7.25. No bonus was paid on any of the multiples based on the market price of the Company's stock two weeks after the 1998, 1999 or 2000 fourth fiscal quarter earnings releases and there were no changes to the bonus base stock price of any of the awards.

The Committee has approved a bonus compensation plan for the senior staff, including the CEO and COO, that is intended to reward participants for attaining budgetary goals that are established by the Company and approved by the Committee. The plan is designed to pay a target bonus if such budgetary goals are attained and increases or decreases the bonus amount at an accelerated rate if such budgetary goals are exceeded or under-achieved, respectively. In certain circumstances, the Company deposits all or part of any such bonuses to a deferred compensation plan maintained by the Company for the benefit of certain of the Company's executives. The bonuses reflected in the Summary Compensation Table as paid during fiscal year 1999 represent fiscal year 1998 performance awards. Other than with respect to the president of the Company's subsidiary, Phillips & Johnston, no such bonuses were paid or are to be paid for fiscal years 1999 and 2000.

MEMBERS OF COMPENSATION COMMITTEE

F. William Weber

Dr. Kenneth E. Case

Frederick C. Ermel

Neven C. Hulsey

Upon his election to the Board of Directors, Mr. Bradley S. Vetal will join the Compensation Committee in replacement of Mr. Hulsey, who resigned from the Board of Directors and all related committees on November 13, 2000.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no compensation committee interlocks. See "Certain Transactions."

Report of the Audit Committee

The Audit Committee has:

  Reviewed and discussed the audited financial statements with management
  Discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, "Communication with Audit Committees"
  Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standards No. 1, and has discussed with the independent auditors the auditors' independence.
  Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

The Board of Directors has determined that the members of the Audit Committee are independent as defined by the rules of the American Stock Exchange. The Audit Committee has adopted a written charter. The charter is included as Exhibit A to this proxy statement.

MEMBERS OF AUDIT COMMITTEE

Frederick C. Ermel (Chairman)

Dr. Kenneth E. Case

Neven C. Hulsey

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

Upon his election to the Board of Directors, Mr. Bradley S. Vetal will join the Audit Committee in replacement of Mr. Hulsey, who resigned from the Board of Directors and all related committees on November 13, 2000.

Stock Price Performance Data

The following data compares on a cumulative basis the percentage change since July 31, 1995, in the total shareholder return on the Company's Common Stock, with (a) the total return or the AMEX Market Value Index, which is being used as the required broad entity market index, and (b) the total return for a selected peer group index (the "Peer Group"). The Peer Group consists of Huntco Inc., Maverick Tube Corporation, Steel Technologies, Inc. Lone Star Technologies, and Synalloy Corporation. The graph assumes (i) investment of $l00 on July 31, 1995, in the Company's Common Stock, the AMEX Market Value Index and the common stock of the Peer Group, and (ii) the reinvestment of all dividends.

CUMULATIVE TOTAL RETURN

                                              July-95              July-96                  July-97               July-98             July-99          July-00
Webco Industries, Inc.          $100.00             $88.46                  $105.77             $120.19           $70.19           $46.15
AMEX Market Value Index  $100.00             $100.87                $122.39             $145.17           $163.23         $189.44
Peer Group                           $100.00             $118.44                $233.54             $108.90           $132.44         $235.46

CERTAIN TRANSACTIONS

C-CAM

The Company paid C-CAM $506,000 in fiscal 2000 pursuant to a contract with C-CAM for certain fabrication activities at market rates and terms for such activities. In addition, the Company had a receivable balance at July 31, 2000 of $949,000 for amounts paid on behalf of C-CAM.

Diversified Plastics. Inc.

The Company purchases certain specialty packaging and shipping material from Diversified Plastics, Inc., an entity owned by F. William Weber. Payments made by the Company totaled $163,000 in fiscal 2000

Advances to Affiliates

Mr. F. William Weber, Chairman of the Board and Chief Executive Officer, had an outstanding advance during fiscal 2000 and at July 31, 2000 of $1,200,000. The advance is subject to a note from Mr. Weber, collateralized by certain assets. The note bears interest at the prevailing rate under the Company's Loan Agreement with its primary lender and is payable at maturity of the note on August 15, 2001.

Loan to Officer

The Company has made advances to certain executives. As of July 31, 2000, such advances included $168,000 to Mr. William F. Obermark, $105,000 to Mr. David E. Boyer and $175,000 to Mr. Michael P. Howard. The advances are subject to notes collateralized by certain assets. Interest on the advances to Messrs. Obermark and Boyer is charged at the rate of 4.1% and $61,000 is accrued at July 31, 2000. The notes to Messrs. Obermark and Boyer mature on February 15, 2001 and August 1, 2001, respectively. The note to Mr. Howard bears interest at 5.7% and is paid currently ($8,400 during fiscal year 2000). The note is due on January 31, 2001.

Lease of Facility

The Company leases warehouse space in a facility in Nederland, Texas that is owned by a partnership, of which the principals are five vice presidents of the Company. During fiscal year 2000, the Company paid $64,800 to the partnership in rentals. The rentals were established at the beginning of the lease based on an independent evaluation.

STOCKHOLDER PROPOSALS

It is contemplated that the Company's 2001 Annual Meeting of Stockholders will be held on or about December 1, 2001. Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of Stockholders to be held in 2001 must submit the same in writing so as to be received at the executive offices of the Company on or before July 1, 2001. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

By Order of the Board of Directors,

MICHAEL P. HOWARD

Assistant Secretary

November 25, 2000

Exhibit A to Proxy Statement

Webco Industries, Inc.

Audit Committee Charter

Adopted March 2, 2000

Webco Industries, Inc.
Audit Committee Charter
Adopted March 2, 2000

Mission Statement

The Audit Committee (the "Committee") will assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities. The Committee will review the financial reporting process, the system of internal control, the audit process, and the Company's process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the Committee will maintain effective working relationships with the Board, management, and the external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the Company's business operations and risks.

Organization

The Committee shall be comprised of at least three directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. For purposes of this Charter, an independent director is one that meets the criteria contained within American Stock Exchange Rule SR-Amex-99-38, as approved by the Securities and Exchange Commission on December 14, 1999.

Each of the members of the Committee shall be able to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, or any other comparable experience or background which results in the individual's having financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Board shall designate one of the Committee members that meet the higher standard of financial knowledge to be Chairman. The Chairman of the Committee shall determine the frequency and timing of Committee meetings. The Chairman shall also preside over meetings of the Committee. A Committee meeting may also be called by at least two of the remaining Committee members, by stating in a written notice to the other Committee member(s) the time and purpose of meeting.

Roles and Responsibilities

Internal Control

  Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

  Focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown;

  Gain an understanding of whether internal control recommendations made by external auditors have been implemented by management; and

  Ensure that the external auditors keep the Committee informed about fraud, illegal acts, deficiencies in internal control, and certain other matters.

Financial Reporting

General

  Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements; and
  Ask management and the external auditors about significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements

  Prior to the issuance of the annual financial statements, meet with management and with the external auditors, either telephonically or in person, to review the results of the audit and whether there are any matters that need to be brought to the attention of the Committee. (This may be done by the Committee chairperson or the entire committee)
  Discuss with management and the external auditors the annual financial statements and their conclusions regarding whether they are complete and consistent with the information known and whether the financial statements reflect appropriate accounting principles;
  Discuss with financial management and the external auditor any complex and/or unusual transactions;
  Inquire as to the external auditor's views about the quality of management's choices of accounting principles and whether those principles are conservative, moderate or aggressive from the perspective of income, asset and liability recognition and whether those principles are common practices or are minority practices;
  Inquire as to the external auditor's views about whether management's approach to judgmental areas such as those involving valuation of assets and liabilities, including for example, the accounting for and disclosure of obsolete or slow-moving inventory; bad debt losses; self-insurance reserves, product and environmental liability; other litigation reserves and accruals; and other commitments and contingencies are conservative, moderate or aggressive and whether their judgments are in line with common practices;
  Inquire as to the external auditor's assessments as to the quality of estimates made by the Company in the course of preparing the financial statements;
  Consider management's handling of proposed audit adjustments identified by the external auditors; and
  Ensure that the external auditors communicate certain required matters to the Committee.

Interim Financial Statements

Determine the extent to which external auditors review quarterly financial information, and the manner in which the review is performed;

Require management and the external auditors, either telephonically or in person, to brief the Committee chairperson on the results of the review and to brief the Committee chairperson as to whether there are any matters that need to be brought to the attention of the Committee;

Conduct inquiries of management and external auditor to determine if there have been changes in accounting principles, any complex/unusual transactions during the period, changes in approach to the application of existing accounting principles, changes in management's approach to judgment areas involving valuation of assets and liabilities, or significant proposed adjustments identified by the external auditors;

Ensure that the external auditors communicate certain required matters to the Committee.

Compliance with Laws and Regulations

  Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities;
  Periodically obtain updates from management, general counsel, and tax director regarding compliance;
  Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and
  Review the finding s of any examinations by regulatory agencies such as the Securities and Exchange Commission.

Compliance with Code of Conduct

  Ensure that a code of conduct is formalized in writing and that all employees are aware of it;
  Evaluate whether management is setting the appropriate tone at the top by their actions and by their communicating the importance of the code of conduct and the guidelines for acceptable business practices;
  Review the program for monitoring compliance with the code of conduct; and
  Periodically obtain updates from management and general counsel regarding compliance.

External Audit

  Review the external auditors' proposed audit scope and approach, confirming to the external auditors their ultimate accountability to the Board and Committee, as representatives of shareholders;
  Review the performance of the external auditors and recommend to the Board the appointment or discharge of external auditors;
  Review and confirm the independence of the external auditors by reviewing the nonaudit services provided;
  Obtain a formal written statement from the external auditor that delineates all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1; and
  Engage in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the external auditor.

Other Responsibilities

  Meet with the external auditors, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;
  Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis;
  Review, with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements;
  Review the policies and procedures in effect for considering officers' expenses and perquisites;
  If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;
  Perform other oversight functions as requested by the full board; and
  Review and update the charter and receive approval of changes from the Board.

Reporting Responsibilities

A Committee representative should regularly update the Board about Committee activities and make appropriate recommendations and/or resolutions.